UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

At a meeting of the Board of Directors of Advaxis, Inc. held on August 14, 2013, Thomas A. Moore indicated his intent to resign as Chairman of the Board of Directors and President and Chief Executive Officer (“CEO”) effective August 19, 2013 in line with the previously contemplated succession plan. Thomas A. Moore will continue to serve on the Board of Directors and will act as a consultant to Advaxis, Inc. pursuant to the terms of a consulting agreement dated August 19, 2013, the terms of which are described below.

In light of Mr. Moore’s notification to the Board of his intent to resign as President and CEO and the Board’s succession plan, the Board appointed Daniel J. O’Connor (formerly Executive Vice President), to the position of President and CEO, effective August 19, 2013. Mr. O’Connor’s appointment as President and CEO is the outcome of the succession planning initiatives over the past year by Mr. Moore and the Board of Directors. The Board of Directors also fixed the number of Board members at seven and appointed Mr. O’Connor, age 48, as a Director to fill the newly created vacancy in accordance with the Advaxis, Inc. Bylaws, all effective August 19, 2013. Mr. O’Connor will hold office as a Director until the next annual meeting of stockholders of Advaxis, Inc., subject to his earlier resignation or removal. Mr. O’Connor has not currently been appointed to any standing committee of the Board of Directors. Biographical information, information regarding certain transactions between Mr. O’Connor and Advaxis, Inc. and a description of Mr. O’Connor’s compensation arrangement as President and CEO is set forth below.

Dr. James Patton, Chairman of the Audit Committee, was elected to serve as Non- executive Chairman of the Board effective August 19, 2013.

In an effort to bolster Advaxis, Inc.’s corporate governance and in connection with the review and approval of Mr. Moore’s consulting agreement and Mr. O’Connor’s employment agreement (each of which are described below), the Nominating and Corporate Governance Committee of the Board of Directors of Advaxis, Inc. also recommended the entry into an indemnification agreement with each of the executive officers and directors of Advaxis, Inc., the form of which was approved by the Board of Directors on August 19, 2013 and is included as an exhibit hereto.

Thomas A. Moore

On August 19, 2013, Advaxis, Inc. entered into a consulting agreement with Mr. Moore, which took effect as of such date. Under the consulting agreement, Mr. Moore will assist the development of Advaxis Inc.’s veterinary program and perform the duties assigned by the CEO, the Chairman of the Board and/or Board of Directors related to strategic planning and business development, or any other matter so delegated. Mr. Moore is required to be able to commit at least 20 hours per week to his consulting duties under the agreement. The consulting agreement provides for an initial term of one year, after which it terminate unless Advaxis, Inc. notifies Mr. Moore of its intent to renew prior to the expiration of the initial term, following which it will be renewed upon such terms and conditions as they may mutually agree. If Advaxis, Inc. elects to continue beyond the initial term, either Mr. Moore or Advaxis, Inc. may terminate at any time for any reason with or without cause upon 90 days written notice.

Pursuant to the terms of the consulting agreement, Mr. Moore is entitled to: (i) annualized compensation of $350,000 (payable monthly, with the first payment due September 20, 2013), with 12% per annum interest accruing on payments not made in accordance with the agreed terms; (ii) reimbursement for any COBRA costs, (iii) a one-time $100,000 payment if Advaxis, Inc. closes a financing greater than $5,000,000 during the initial term of the agreement (which one-time payment may be increased to $429,076.59 at Advaxis, Inc.’s discretion if the financing exceeds $15,000,000), which amounts are to be in repayment of loans extended by Mr. Moore to Advaxis, Inc., (iv) be treated as non-employee Director for purposes of attendance fees under Advaxis, Inc.’s Director compensation program (but not for purposes of the annual retainer), (v) receive a one-time grant of 30,000 options under the Advaxis, Inc. 2011 Omnibus Incentive Plan (the “Plan”) on or around November 1, 2013, and be considered in “Continuous Service” for purposes of his outstanding option awards under the Plan (as such term is defined in the Plan) and (v) reimbursement of reasonable documented travel expenses as contemplated by the consulting agreement.

The consulting agreement also provides that if Advaxis, Inc. closes any financing equal to or greater than $15,000,000 but does not fully satisfy its cumulative outstanding financial obligations, if any, to Mr. Moore as described above, then Advaxis, Inc. shall pay the remaining balance of any such outstanding financial obligations on the earlier of: (i) six months from the date of closing; or (ii) upon the completion of an underwritten financing (not currently contemplated).

Following Mr. Moore’s termination of his engagement as a consultant as provided in the agreement, Mr. Moore is entitled to payment of any earned or accrued but unpaid compensation and, provided that Mr. Moore executes a separation agreement and general release, a one-time lump sum $350,000 disengagement payment, subject to all applicable withholdings and deductions.

The consulting agreement provides for the termination of the August 21, 2007 employment agreement between Advaxis, Inc. and Mr. Moore, and provides that upon termination of that employment agreement, Mr. Moore shall receive (i) accrued but unused vacation time, (ii) reimbursement of reasonable documented expenses incurred and (iii) accrued salary prior, all of which are payable in accordance with the schedule provided in the agreement.

Mr. Moore’s consulting agreement also contains customary covenants regarding non-solicitation, non-compete, confidentiality, works for hire, non-disparagement, as well as a general release of liability of Advaxis, Inc. for claims, including any claims for a default on Mr. Moore’s outstanding notes, that accrued prior to the date of execution of the consulting agreement.

The foregoing description of Mr. Moore’s consulting agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Daniel J. O’Connor

Mr. O’Connor joined Advaxis, Inc. on January 1, 2013, as Senior Vice President, Corporate Development and Chief Legal Officer and was appointed Executive Vice President effective May 3, 2013, and as President and CEO effective August 19, 2013. Mr. O’Connor also joined the Board of Directors effective August 19, 2013. Mr. O’Connor has over 15 years of executive, legal, and regulatory experience in the biopharmaceutical industry with ImClone Systems (acquired by Eli Lilly and Company), PharmaNet (now incentive Health Clinical) and Bracco Diagnostics. Joining ImClone in 2003, Mr. O’Connor supported the clinical development, launch, and commercialization of ERBITUX(R). As ImClone’s senior vice president, general counsel, and secretary, he played a key role in resolving numerous issues facing ImClone, including extensive licensing negotiations, in advance of the company being sold to Eli Lilly and Company in 2008. Prior to joining ImClone, Mr. O’Connor was PharmaNet’s general counsel and was instrumental in building the company from a start-up contract research organization to an established world leader in clinical research. Mr. O’Connor was also a criminal prosecutor in New Jersey and gained leadership experience as a Captain in the U.S. Marines, serving in the Persian Gulf in 1990. Most recently, from 2009 - 2013, Mr. O’Connor was the vice president and general counsel of Bracco Diagnostics, a large private pharmaceutical and medical device company.

In connection with a May 2012 offering by Advaxis, Inc., on May 18, 2012, Advaxis, Inc. issued Mr. O’Connor a convertible promissory note in the principal amount of $66,667 for a purchase price of $50,000, which represents an original issue discount of 25%. On May 20, 2013, Mr. O’Connor converted the note in full for 21,091 shares of Advaxis, Inc. common stock. Mr. O’Connor also received a warrant to purchase that number of shares of Advaxis, Inc. common stock equal to 50% of such number of shares of Advaxis, Inc. common stock issuable upon conversion of the note, based on the original conversion price of $18.75 per share, which warrant expires May 18, 2017 and may be exercised on a cashless basis in certain circumstances. The warrant had an original exercise price of $18.75 per share but was adjusted, pursuant to its terms, on December 1, 2012 to $10.625 per share. The warrant includes a limitation on exercise that provides that at no time will Mr. O’Connor be entitled to convert any portion of the warrant to the extent that after such exercise, Mr. O’Connor (together with his affiliates) would beneficially own more than 4.99% of Advaxis, Inc.’s outstanding shares of common stock as of such date. Note, the exercise price and share amounts in this paragraph have been adjusted to reflect the 1-for-125 reverse stock split of Advaxis, Inc.’s common stock that took effect July 12, 2013.

On August 19, 2013, Advaxis, Inc. entered into an employment agreement with Mr. O’Connor, which took effect as of such date. The employment agreement provides for an initial term of three years, after which it will be automatically renewed for one year periods unless otherwise terminated by Advaxis, Inc. or Mr. O’Connor upon 90 days written notice. Pursuant to the terms of the employment agreement, Mr. O’Connor is entitled to a base salary of $295,000 per year (plus annual cost-of-living adjustments), which salary will be reviewed on an annual basis. As provided in the agreement, the Compensation Committee may elect to pay, at its discretion, a portion of this salary in restricted stock units under the Plan (prior to this appointment, Mr. O’Connor received approximately 75% of his compensation in the form of stock awards). Mr. O’Connor is also eligible to receive an annual bonus of 10-50% of his base salary, which amount, if any, will be determined by the Compensation Committee of the Board of Directors based on achievement of certain goals to be established by such committee and Mr. O’Connor at the beginning of each fiscal year. The employment agreement also contemplates payment of a one-time bonus in an amount to be determined by the Compensation Committee prior to September 30, 2013, if Advaxis, Inc. closes a financing greater than $15,000,000 during the initial three-year term of the agreement. Advaxis, Inc. may elect to pay 50% of this one-time bonus in shares of its common stock. Mr. O’Connor remains eligible to participate in Advaxis Inc.’s benefit plans and receive grants of stock options and other awards under the Plan, is entitled to 4 weeks of vacation and sick leave, as well as reimbursement of reasonable expenses incurred in fulfilling his duties under the agreement. The employment agreement grants Mr. O’Connor the right to participate in future capital raises at a 15% discount to the applicable offering price (or conversion price) of shares offered to investors during such capital raise or offering.

In the event Mr. O’Connor’s employment is terminated without Just Cause, or if he voluntarily resigns with Good Reason, or if his employment is terminated due to disability (all as defined in the employment agreement), and so long as Mr. O’Connor executes a confidential separation and release agreement, in addition to the applicable base salary, plus any accrued but unused vacation time and unpaid expenses that have been earned as of the date of such termination, Mr. O’Connor is entitled to the following: 12-months of base salary and continued health and welfare benefits, full vesting of all stock options and extension of the exercise period for such stock options by two years, the issuance of all earned but unissued shares of common stock, and removal of all restrictive legends on shares that qualify for such treatment under Rule 144 of the Securities and Exchange Act of 1934 within 10 business days of the presentation of such shares to the transfer agent.

Mr. O’Connor’s employment agreement also contains customary covenants regarding non-solicitation, non-compete, confidentiality and works for hire.

The foregoing description of Mr. O’Connor’s employment agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 8.01.	Other Information

The information contained in this Item 8.01 and in the accompanying exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On August 20, 2013, Advaxis, Inc. announced via press release the resignation of Thomas A. Moore as Chairman and CEO, the appointment of Daniel J. O’Connor as CEO and nomination to the Board of Directors, and the appointment of current Director and Chairman of the Audit Committee, Dr. James P. Patton as Chairman of the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The information contained in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Description

10.1	Consulting Agreement by and between Advaxis, Inc. and Thomas A. Moore, dated August 19, 2013.

10.2	Employment Agreement by and between Advaxis, Inc. and Daniel J. O’Connor, dated August 19, 2013.

10.3	Form of Indemnification Agreement.

99.1	Press release dated August 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Mark Rosenblum
	Name:	Mark Rosenblum
	Title:	Chief Financial Officer

Date: August 20, 2013